UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

E*TRADE Financial Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting of Stockholders

To Be Held May 10, 2012

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of E*TRADE Financial Corporation (“E*TRADE,” the “Company”, “us” or “we”), which will be held at the Time & Life Building Conference Center, 1271 Avenue of the Americas, 2nd Floor—Room # 1, New York, NY 10020, on May 10, 2012 at 10:00 a.m. local time, for the following purposes:

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), to declassify the Company’s Board of Directors (the “Board”).

2.	If Proposal 1 is approved by the Stockholders, to elect five directors to the Board to serve until the 2013 annual meeting of Stockholders. If Proposal 1 is not approved by the stockholders, to elect five directors to the Board to serve until the 2015 annual meeting of Stockholders.

3.	To approve by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers.

4.	To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for 2012.

5.	To act upon such other business as may be brought before the meeting, or any adjournment or postponement thereof, by or at the direction of the Board.

The Board has fixed the close of business on March 12, 2012 as the record date for determining those stockholders entitled to vote at the Annual Meeting.

We have adopted the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) to our stockholders instead of a paper copy of this Proxy Statement and our 2011 Annual Report on Form 10-K, other than to those stockholders who have previously requested printed materials. The Internet Availability Notice contains instructions on how to access and review those documents over the Internet as well as instructions on how to obtain printed materials. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

All stockholders of record on March 12, 2012 are invited to attend the Annual Meeting. To gain admission to the Annual Meeting, you will be required to present identification containing a photograph and some indication that you are a stockholder of the Company. For security purposes prior to gaining admission to the Annual Meeting, you will be required to go through building security in the main lobby of 1271 Avenue of the Americas, New York, NY 10020. In addition, packages and bags may be inspected and they may have to be checked at the door. Finally, other measures may be used for the security of those attending the meeting. Please plan accordingly.

Representation of at least a majority of all outstanding shares of the Company’s Common Stock in person or by proxy is required to constitute a quorum for the Annual Meeting. For that reason, it is important that your shares be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE. Unless you have previously requested printed materials or you request a paper copy of our proxy materials in the manner specified in the Internet Availability Notice, you will not receive a paper proxy card. We encourage you to submit your proxy online. Your proxy may be revoked online at any time prior to 11:59 p.m. EDT on May 9, 2012.

Please read the proxy materials carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

Frank J. Petrilli
Chairman of the Board

March 30, 2012

New York, New York

Stockholders Should Read the Entire Proxy Statement Carefully

Prior to Returning Their Proxy Cards

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 10, 2012

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of E*TRADE Financial Corporation (“E*TRADE,” the “Company”, “us” or “we”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at the Time & Life Building Conference Center, 1271 Avenue of the Americas, 2nd Floor—Room # 1, New York, NY 10020-1302, on May 10, 2012 at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) was first mailed to stockholders on or about March 30, 2012. On or about March 30, 2012, we also mailed paper copies of this Proxy Statement and the proxy card to certain stockholders who previously requested paper materials. The principal offices of E*TRADE are located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302.

VOTING PROCEDURES—QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

Common stockholders of record at the close of business on March 12, 2012 (the “Record Date”) may vote. On that date there were 285,674,695 outstanding shares of our Common Stock, $0.01 par value per share (the “Common Stock”).

All of the shares of Common Stock are entitled to vote at the Annual Meeting. Stockholders of record on the Record Date will have one vote for each share of Common Stock they hold.

How do proxies work?

The Board is asking for your proxy. By giving your proxy to the persons named in this Proxy Statement, you authorize them to vote your shares of Common Stock at the meeting in the manner you direct. You may vote for all, some or none of the director nominees and you may choose to vote your shares or to withhold your shares with respect to the other matters we are submitting to a vote of our stockholders at the Annual Meeting. If you complete and submit your proxy voting instructions, but do not specify how to vote, the persons named as proxies will vote your shares FOR declassifying the Company’s Board as described in “Proposal 1—Declassification of the Company Board of Directors”; FOR the election of directors as described in “Proposal 2—Election of Directors”; FOR approval of the compensation paid to the Named Executive Officers of the Company as described in “Proposal 3—”Advisory Vote to Approve Executive Compensation”; and FOR ratification of the selection of accountants as described in “Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm”.

How can I receive a paper or electronic copy of this proxy statement?

We mailed the Internet Availability Notice to our stockholders instead of a paper copy of this Proxy Statement and our 2011 Annual Report on Form 10-K, except to certain stockholders who previously requested paper materials. The Internet Availability Notice contains instructions on how to access and review those documents over the Internet. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

How do I vote?

You may vote in person by attending the meeting or by proxy. If you are a stockholder of record on the Record Date, you may vote by proxy through the Internet, by telephone or by mail. You may follow the instructions on the proxy card or the instructions below for voting by one of these methods.

To vote through the Internet, please visit www.proxyvote.com before 11:59 p.m. EDT on May 9, 2012. The Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If you would like to receive future stockholder materials electronically, please enroll after you complete your voting process on www.proxyvote.com.

Please help us reduce the impact on the environment and save time and postage costs by voting through the Internet or by telephone. If your shares are held in “street name” by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one Internet Availability Notice or Proxy Card?

You may receive more than one Internet Availability Notice or Proxy Card depending on how you hold your shares. You will receive an Internet Availability Notice or Proxy Card for shares registered in your name. If you hold shares through someone else, such as a bank or broker, you may also receive materials from them asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one Internet Availability Notice or Proxy Card and may have to cast multiple votes. We encourage you to have all accounts registered in the same name and address whenever possible.

Can I change my vote?

You can revoke your proxy before the time of voting at the Annual Meeting in several ways (the revocation has to be received before the Annual Meeting to be counted):

•	by voting again at www.proxyvote.com before 11:59 p.m. EDT on May 9, 2012,

•	by mailing a revised proxy dated later than the prior proxy, or

•

by notifying our Corporate Secretary in writing that you are revoking your proxy. Our Corporate Secretary may be reached at our principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302.

You can also revoke your proxy by voting in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders of record on March 12, 2012 or their duly appointed proxies and guests of the Company may attend the Annual Meeting. Please bring proof of share ownership with you to the meeting. For example, the Internet Availability Notice received in connection with this meeting or a bank or brokerage account statement showing you owned Common Stock in the Company on March 12, 2012, the Record Date, is acceptable proof.

What constitutes a “quorum” for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence of a majority of the outstanding shares of Common Stock entitled to vote, in person or represented by proxy. You will be counted toward the quorum requirement if you have voted by proxy.

Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

There is no separate quorum requirement for the advisory vote to approve the compensation paid by the Company to its Named Executive Officers in Proposal 3.

How many votes are needed?

Approval of Proposal 1 to amend our Charter to declassify the Board requires the affirmative vote of the holders of at least two-thirds of all shares of Common Stock entitled to vote at the Annual Meeting. For Proposal 2, assuming a quorum is present, in an uncontested election directors are elected by a majority of the votes cast. “Votes cast” excludes both abstentions and “broker non-votes.” In an uncontested election, any director nominee who receives an equal or greater number of votes “against” or “withheld” from his or her election as compared to votes “for” his or her election must tender his or her resignation to the Nominating and Corporate Governance Committee of the Board. The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the stockholder vote and will publicly disclose its decision, including its rationale. Please see “Board Meetings and Committees—Majority Voting Policy” below for further details.

The outcome of the votes on the compensation paid by the Company to its Named Executive Officers in Proposal 3 will not be binding on the Board. Therefore, there is no required vote on these resolutions. The Board, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining how to proceed following such vote. An affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be considered the approval, by an advisory vote, of the compensation of our Named Executive Officers in Proposal 3 and to recommend, by an advisory vote, and to ratify the selection of the independent registered public accounting firm in Proposal 4. If you hold your shares in your own name and abstain from voting on these matters, your abstention will have the same effect as a vote against Proposals 1, 3 and 4.

If you hold your shares of Common Stock through a broker and you do not instruct the broker on how to vote, your broker may exercise its discretionary authority to vote your shares regarding Proposal 4, but cannot exercise its discretionary authority to vote your shares regarding Proposals 1, 2 and 3. Such broker non-votes will have the effect of a vote against Proposal 1, but will have no effect with respect to Proposals 2 and 3.

Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. We retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to advise the Company and assist with the solicitation for an estimated fee of $17,500 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending soliciting materials to stockholders and obtaining their votes. In addition to solicitation by mail, proxies may be solicited personally or by telephone or electronic media by our employees.

What if only one copy of these proxy materials was delivered to multiple stockholders who share a single address?

In some cases, only one mailing envelope with multiple Internet Availability Notices (or delivery of one copy of this Proxy Statement and the accompanying 2011 Form 10-K, for those who previously requested paper copies) is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the mailing to a stockholder at a shared address to which a single copy of the mailing was delivered. To request a separate delivery of the mailing now or in the future, you may submit a written request to our Corporate Secretary, at the Company’s principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302. You may also send an email to ir@etrade.com or call us at (646) 521-4340. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the same mailings and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

PROPOSAL 1

DECLASSIFICATION OF THE COMPANY BOARD OF DIRECTORS

Proposed Amendment to the Company Charter

Currently, the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) divides Board members into three classes. One class is elected at each Annual Meeting of Stockholders, to hold office for a term beginning on the date of the election and ending on the date of the third Annual Meeting of Stockholders following the beginning of the term.

After careful consideration, the Board has determined that it would be in the best interests of the stockholders to declassify the Board to allow the stockholders to vote on the election of the entire Board each year, rather than on a staggered basis. The proposed amendment to the Charter is set forth in Annex A to this Proxy Statement. In addition, the Board has also conditionally approved, subject to stockholder approval of this proposal, amendments to the Amended and Restated Bylaws of the Company, set forth in Annex B to this Proxy Statement, in order to further implement the changes under this proposal. Furthermore, each Class I director whose term would otherwise expire at the 2014 Annual Meeting of Stockholders has submitted a letter of resignation providing for his resignation effective immediately prior to the 2013 Annual Meeting of Stockholders, subject to the approval of this proposal by the stockholders.

If this proposal is approved by the stockholders, the proposed amendment will be filed with the Delaware Secretary of State, and the directors standing for election at this year’s Annual Meeting of Stockholders, if elected, will serve for a one-year term expiring at the 2013 Annual Meeting of Stockholders and, commencing at the 2013 Annual Meeting of Stockholders, all directors will become subject to election on an annual basis for a one-year term. Vacancies which may occur during the year may be filled by the Board and each director so appointed shall serve for a term which will expire at the next Annual Meeting of Stockholders.

If the stockholders do not approve this proposal, then the Board will remain classified, with each class of directors serving a term of three years, and the term of the directors standing for election at this year’s Annual Meeting of Stockholders, if elected, will expire on the date of the 2015 Annual Meeting of Stockholders.

Notwithstanding the foregoing, in all cases, each director will hold office until his or her successor is duly elected, or until his or her earlier resignation or removal.

Considerations of the Board

The Board recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of the Board will always have prior experience with the Company, especially in light of an increasingly complex and changing regulatory environment. Additionally, classified boards may motivate potential acquirors seeking control to initiate arms-length discussions with the Board, rather than engaging in unsolicited or coercive takeover tactics, since potential acquirors are unable to replace the entire Board in a single election, thereby better enabling the Board to maximize stockholder value and to ensure the equal and fair treatment of stockholders. The Board also recognizes that a classified structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

In determining whether to support declassification of the Board, the Board considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of the Company and the stockholders to declassify the Board.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of at least two-thirds of all shares of Common Stock entitled to vote at this Annual Meeting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote.

The Board unanimously recommends that you vote “FOR” the proposal to amend the Charter to declassify the Board.

PROPOSAL 2

ELECTION OF DIRECTORS

Five directors are currently standing for election to the Board. Currently, the Company Charter divides Board members into three classes. One class is elected at each Annual Meeting of Stockholders, to hold office for a term beginning on the date of the election and ending on the date of the third Annual Meeting of Stockholders following the beginning of the term. Mr. Petrilli was appointed as a Class III director and named Chairman of the Board in January, 2012 and Mr. Lawson and Ms. Saeger were appointed as Class III directors in February, 2012. Each will be standing for election by our stockholders at this Annual Meeting.

If Proposal 1 is approved by the Stockholders, the Company’s Charter will be amended to provide that all directors standing for election will become subject to election on an annual basis for a one-year term. As a result, each of the five nominees standing for election at this Annual Meeting would, if elected, serve for a one-year term expiring at the 2013 Annual Meeting of Stockholders. In addition, as discussed further under Proposal 1, assuming Proposal 1 is approved by the stockholders, each of the directors who is not otherwise scheduled to stand for election until following the 2013 Annual Meeting of Stockholders has submitted a letter of resignation providing for his resignation effective immediately prior to the 2013 Annual Meeting of Stockholders. Accordingly, if Proposal 1 is approved by the stockholders, all directors will stand for election for a one-year term beginning at the 2013 Annual Meeting of Stockholders.

Notwithstanding the foregoing, in all cases, each director will hold office until his or her successor is duly elected, or until his or her earlier resignation or removal.

The nominees for the Board are set forth below. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies they receive for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware of any nominee who will be unable or decline, to serve as a director.

Qualifications of Directors

The Board, acting through the Nominating and Corporate Governance Committee (the “Nominating Committee”), is responsible for recommending to the stockholders a group of nominees that, taken together, have the experience, qualifications, attributes and skills to function effectively as a board. Our Corporate Governance Guidelines require the Nominating Committee periodically to review the composition of the Board in light of the current challenges and needs of the Company and determine whether to add or remove individuals “after considering issues of knowledge, expertise, judgment, term of service, age, skills, diversity of background and experience, and relations with various constituencies.”

In presenting this year’s nominees, the Nominating Committee considered, among other things, the invaluable experience they gained in dealing with the Company’s credit and capital issues, their ability to work as a collegial group during various intense and stressful periods and their willingness to spend the time necessary to perform their role despite other professional commitments.

In addition to the characteristics common to all of our directors, which include integrity, a strong professional reputation and record of achievement in senior executive capacities, the Nominating Committee has included on our Board persons with diverse backgrounds and skills reflecting the needs of the Company.

In determining that each member of the Board should serve on the Board, the Nominating Committee considers the following specific experience and skills of the current Board:

•

experience in a broad range of occupations and industries which provides differing viewpoints and expertise relating to execution of the Company’s business plans. These include banking, brokerage and financial services (Messrs. Freiberg, Griffin, Lawson, Parks and Petrilli, Ms. Saeger and Messrs. Sclafani, Velli and Willard), technology and e-commerce (Messrs. Fisher, Lawson and Petrilli and Ms. Weaver), marketing and consumer retail (Messrs. Freiberg, Lawson and Petrilli, Mmes. Saeger and Weaver) and legal (Messrs. Kanner and Willard);

•	experience as an early (Mr. Fisher) or recent (Mr. Griffin) major investor in the Company, or experience as a long-time director of the Company’s largest subsidiary, E*TRADE Bank (Mr. Willard);

•

significant substantive experience in areas applicable to service on the Board’s committees, including corporate financial management, auditing and accounting (Messrs. Lawson, Sclafani and Ms. Weaver), credit and risk management (Messrs. Freiberg, Griffin, Lawson and Parks), regulated financial services (Messrs. Freiberg, Lawson, Parks, Petrilli, Sclafani, Ms. Saeger and Mr. Velli), bank regulation (Messrs. Freiberg, Petrilli, Velli and Willard), and corporate governance (Mr. Kanner and Ms. Weaver); and

•

geographical diversity to reflect the Company’s broad and international client base, including Western U.S. (Mr. Parks and Mmes. Saeger and Weaver), Europe (Mr. Willard), Japan (Mr. Fisher), Midwest U.S. (Mr. Griffin) and Eastern U.S. (Messrs. Freiberg, Kanner, Lawson, Petrilli, Sclafani and Velli).

Nominees to the Board of Directors

Name	Principal Occupation	Director Since	Class	If Elected and Proposal 1 is not approved, Year of Annual Stockholder Meeting at Which Director Will Next Stand for Election	Age as of May 10, 2012
Rodger A. Lawson	Retired Financial Services Executive	2012	Class III	2015	65
Frank J. Petrilli	Chairman of the Board, E*TRADE Financial Corporation and E*TRADE Bank	2012	Class III	2015	61
Rebecca Saeger	Retired Marketing Executive	2012	Class III	2015	57
Joseph L. Sclafani	Retired Banking Executive	2008	Class III	2015	63
Stephen H. Willard	President, Flamel Technologies, Inc.	2005	Class III	2015	51

Rodger A. Lawson has been a director of the Company since February 2012. Mr. Lawson is a retired financial services executive who most recently served as President and CEO of Fidelity Investments – Financial Services. Prior to joining Fidelity, Mr. Lawson served in several senior executive roles with Prudential Financial including Vice Chairman of Prudential Financial. He has held numerous other executive positions in financial services, including President and CEO of Van Eck Global, and President, CEO and Partner of Global Private Banking at Bankers Trust Asset Management. Previously, Mr. Lawson was President and CEO of Fidelity Investments Retail Group, and CEO of the Dreyfus Service Corporation. Mr. Lawson is currently on the board of directors of UnitedHealth Group, Inc., where his appointment was endorsed by CalPERS, the largest US public pension fund, for its best practices nomination process. Mr. Lawson is a member of the E*TRADE Bank board.

He previously served in board roles for the Dreyfus Service Corporation, Fidelity Investments, and Van Eck Global. Mr. Lawson earned a Bachelor of Arts from London University and a Master of Science from Bradford University.

Frank J. Petrilli has been a director and Chairman of the Board since January 2012. Most recently, Mr. Petrilli was Chief Executive Officer of Surge Trading, Inc. and previously served as President and Chief Executive Officer of Nexxar Group, Inc. From 1995 to 2004 he held several positions at TD Waterhouse, during that period a US subsidiary of TD Bank Group, including President and CEO. Prior to TD Waterhouse, he was President and Chief Operating Officer of American Express Centurion Bank. Mr. Petrilli has served on various non-profit boards, including the American Red Cross in Greater New York, Big Brothers Big Sisters of NYC, and Fordham University. He holds a Bachelor of Science from Fordham College of Business and an M.B.A. from Fordham Graduate School of Business and he received his Chartered Financial Analyst (CFA) designation in 1986. Mr. Petrilli is the Chairman and a member of the E*TRADE Bank board and is also a member of the Company’s Nominating and Corporate Governance Committee.

Rebecca Saeger has been a director of the Company since February 2012. Ms. Saeger was Executive Vice President and Chief Marketing Officer at Charles Schwab (“Schwab”) from 2004 through 2010. Prior to joining Schwab, she was Executive Vice President Marketing at Visa U.S.A. Previously, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding, and Senior Vice President at Ogilvy & Mather. She has served on the board of directors as Chair of the Association of National Advertisers (ANA). Ms. Saeger is member of the E*TRADE Bank board. She received a Bachelor of Arts from Muhlenberg College and an MBA from the Wharton School at the University of Pennsylvania.

Joseph L. Sclafani has been a director of the Company since June 2008. Mr. Sclafani is former Executive Vice President and Controller, JPMorgan Chase & Co. His 38 years of experience include 27 years at JPMorgan Chase & Co. and its predecessors, serving most recently as Corporate Controller responsible for corporate financial operations, regulatory reporting, financial accounting and reporting and accounting policies. Mr. Sclafani also spent 11 years at KPMG as a certified public accountant. He earned a Bachelor of Arts degree from St. Francis College in Brooklyn and completed post-graduate studies in finance at Bernard Baruch. Mr. Sclafani is a member of the E*TRADE Bank board and the Chair of the Audit Committee, where he is designated an audit committee financial expert, and is a member of the Finance and Risk Oversight Committee.

Stephen H. Willard has been a director of the Company since April 2005. He is the President of Flamel Technologies, Inc., a subsidiary of Flamel Technologies S.A., a biopharmaceutical company on whose board of directors he also serves. Mr. Willard is an expert in bank regulatory matters and previously served as Associate Director of Resolutions of the Federal Deposit Insurance Corporation (“FDIC”), where he was responsible for management and resolution of troubled banks with assets in excess of $1 billion. He also worked as an investment banker and as an attorney in private practice. From June 2000 until joining the Company’s board, Mr. Willard served as an independent member of the board of directors of ETB Holdings, Inc. and E*TRADE Bank and is currently a member of the E*TRADE Bank board. Mr. Willard received a Bachelor of Arts degree from Williams College and a Juris Doctorate from Yale Law School. He is a member of the Audit Committee where he is designated an audit committee financial expert, the Finance and Risk Oversight Committee, and the Nominating and Governance Committee.

The Board of Directors recommends that stockholders vote FOR election of all of the nominees as directors listed above.

Directors Not Standing for Election

The members of the Board who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Principal Occupation	Director Since	Class	If Proposal 1 is not approved, Year of Annual Stockholder Meeting at Which Term Will Expire	Age as of May 12, 2012
Ronald D. Fisher	President of SoftBank Holdings, Inc.	2000	Class II	2013	64
Steven J. Freiberg	Chief Executive Officer of E*TRADE Financial Corporation	2010	Class II	2013	55
Kenneth C. Griffin	Founder and Chief Executive Officer of Citadel, LLC.	2009	Class II	2013	43
Frederick W. Kanner	Of Counsel, Dewey & LeBoeuf LLP	2008	Class I	2014	69
Michael K. Parks	Managing Director, Crescent Capital Group	2003	Class III	2012	52
Joseph M. Velli	Chairman and Chief Executive Officer of ConvergEx Group, LLC	2010	Class I	2014	54
Donna L. Weaver	Chairman of MxSecure, Inc.	2003	Class II	2013	68

Ronald D. Fisher has been a director of the Company since October 2000. Mr. Fisher is President of SoftBank Holdings, Inc. (“SoftBank”), where he oversees all of SoftBank’s activities outside of Asia, and is a managing partner of SoftBank Capital. He joined SoftBank in October 1995, and serves as a director of SoftBank Corporation, Japan. Mr. Fisher received a Bachelor of Commerce degree from the University of Witwatersrand, South Africa and a Master of Business Administration from Columbia University. Mr. Fisher is a member of the E*TRADE Bank board and the Chair of the Compensation Committee.

Steven J. Freiberg has served as the Company’s Chief Executive Officer and as a director since April 2010. Mr. Freiberg served as the Company’s Chairman of the Board from May 2011 until January 2012. Mr. Freiberg is a financial services industry veteran, having served in multiple senior level positions over a 30-year career at Citigroup. Most recently, Mr. Freiberg served as Co-Chairman and Co-CEO of Citigroup’s Global Consumer Group. During his tenure at Citigroup, Mr. Freiberg also served as Chairman and CEO of Citi Cards. Prior to that, as Chairman and CEO of Citigroup’s Investment Products Division N.A., Mr. Freiberg had responsibility for retail investment products, platforms, sales and service. Mr. Freiberg has served as a board member of MasterCard International since 2006. He also serves on the board of the March of Dimes and the board of trustees of Hofstra University, and is Co-Chair of the NYC Council of Habitat for Humanity. Mr. Freiberg is also on the Board of E*TRADE Bank and several other subsidiaries of the Company. Mr. Freiberg holds both a B.B.A. and an M.B.A. from the Zarb School of Business at Hofstra University. Mr. Freiberg is a member of the Finance and Risk Oversight Committee.

Kenneth C. Griffin has been a director of the Company since June 2009, pursuant to a director nomination right granted in 2007 to affiliates of Citadel LLC (together with its affiliates, “Citadel”). Mr. Griffin is the Founder and Chief Executive Officer of Citadel, a global financial institution. Mr. Griffin serves as Vice Chairman of the Chicago Public Education Fund and is a member of the board of trustees for the Art Institute of Chicago and the Museum of Contemporary Art. Mr. Griffin is a member of the World Economic Forum and the Economic Club of Chicago. Mr. Griffin received a bachelor’s degree from Harvard College. Mr. Griffin is a member of the Finance and Risk Oversight Committee.

Frederick W. Kanner has been a director of the Company since April 2008. Mr. Kanner is Of Counsel at the law firm of Dewey & LeBoeuf LLP in New York City. He was a partner of the firm from 1976 until he retired from full-time law practice on December 31, 2009. He served as Chairman of the firm’s Corporate Finance Group for more than 15 years and as a member of its Management Committee for 20 years. He is a member of the board of directors of National Benefit Life Insurance Company, where he serves as Chairman of the Audit Committee, and the Lawyers’ Committee for Civil Rights Under Law. Mr. Kanner received a Bachelor of Arts degree in economics from the University of Virginia and a Juris Doctor from the Georgetown University Law Center. Mr. Kanner is a member of the E*TRADE Bank board, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Michael K. Parks has been a director of the Company since April 2003. Mr. Parks is a Managing Director of Crescent Capital Group and for limited purposes a Managing Director of TCW Asset Management Company. From 2000 through December 2010, Mr. Parks was a Managing Director of The Trust Company of the West. From 1993 to 2000, he held various executive level positions at Aurora National Life Assurance Company (“Aurora”), a privately owned life insurance company, holding the positions of Chief Executive Officer, President and Chief Investment Officer from 1996 to 2000. From 1981 to 1992, he held various positions at Salomon Brothers Inc., including the position of Director, Financial Buyers/Leveraged Finance from 1990 to 1992. Mr. Parks also serves as a director of El Paso Electric Company, a publicly traded company, and Aurora. Mr. Parks received a Bachelor of Arts degree from Haverford College. Mr. Parks is a member of the E*TRADE Bank board, Chair of the Finance and Risk Oversight Committee, a member of the Nominating and Corporate Governance Committee and the Audit Committee, where he is designated an audit committee financial expert. Mr. Parks notified the Board that he would not stand for re-election when his term expires at the 2012 Annual Meeting.

Joseph M. Velli has been a director of the Company since January 2010. Mr. Velli is the Chairman and Chief Executive Officer of ConvergEx Group, LLC (“ConvergEx”), a global provider of software products and technology services to asset managers and financial intermediaries. Mr. Velli was formerly Senior Executive Vice President of The Bank of New York and Chief Executive Officer of BNY Securities Group. During his tenure with the Bank of New York, Mr. Velli led Global Issuer Services, Global Custody and related Investor Services, Consumer Banking and Global Marketing and Sales. He was also Sector Head of Global Issuer Services and Senior Executive Vice President, responsible for Consumer Banking at the Bank of New York. Prior to joining The Bank of New York, Mr. Velli was head of Citibank’s Depositary Receipt business. He currently serves on the board of Paychex, Inc. Mr. Velli holds an M.B.A. in Finance from Fairleigh Dickinson University and a B.A. in accounting from William Paterson University of New Jersey. Mr. Velli is a member of the E*TRADE Bank board and the Compensation Committee.

Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is Chairman of MxSecure, Inc., a provider of internet-based transcription, electronic health record and speech recognition services and software to medical practices nationwide. A Certified Management Accountant, Ms. Weaver received a Bachelor of Science from the University of Arizona in Economics and Finance and a Master of Science in Management from the Stanford Graduate School of Business. Ms. Weaver has served on the boards of several public and private companies during her career. Ms. Weaver is a member of the E*TRADE Bank board and the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

BOARD MEETINGS AND COMMITTEES

The Board held a total of 16 meetings during 2011. Each current director attended at least 75% of the aggregate of the total number of meetings of (i) the Board and (ii) the committees of the Board on which he or she served. Our non-management directors meet in executive session without management at least quarterly. The Chairman of the Board, or another independent Board member during Mr. Freiberg’s tenure as interim Chairman, led these meetings during 2011. Communications to the Board, the Chairman of the Board, the non-management directors or any other director may be sent to: E*TRADE Financial Corporation, at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. We do not have a formal policy regarding director attendance at our annual stockholder meeting, and nine of the twelve then-current directors attended the 2011 Annual Meeting of Stockholders.

During 2011, the Board had an Audit Committee, a Compensation Committee, a Finance and Risk Oversight Committee and a Nominating and Corporate Governance Committee. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee met the independence requirements of the NASDAQ Global Select Market (“NASDAQ”) and all members of the Finance and Risk Oversight Committee, with the exception of Mr. Freiberg, met these independence requirements. The charters of each of these committees, as well as our Code of Professional Conduct, Corporate Governance Guidelines and Related Person Transaction Policy and Procedures, are available on our website at investor.etrade.com in the “Corporate Governance” section. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. We intend to post on our website referred to above any amendments to or waivers from our Code of Professional Conduct or Related Transaction Policy and Procedures that apply to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer. The information on our website is not a part of this Proxy Statement. The committees of the Board, their members during 2011, their primary responsibilities and the number of times the committees met during 2011 are described below.

Committee (1)	Members During 2011	Primary Responsibilities	Number of Meetings
Audit Committee (2)	Joseph Sclafani, (Chair) Frederick Kanner Michael Parks Donna Weaver Stephen Willard	Reviews the results of the Company’s annual audits and quarterly reviews and meets with the Company’s independent accountants to review the Company’s internal controls and financial management practices.	13 meetings

Committee (1)	Members During 2011	Primary Responsibilities	Number of Meetings
Compensation Committee	Ronald Fisher (Chair) Frederick Kanner Cathleen Raffaeli (3) Lewis Randall Joseph Velli	Recommends to the Board the compensation arrangements for the Company’s senior executives and oversees administration of our benefit plans, including our equity incentive plans. This Committee also reviews the performance of the Chief Executive Officer and the members of the Company’s senior management team at least annually. As discussed in the Compensation Discussion and Analysis, this Committee retains an outside consultant.	7 meetings

Finance and Risk Oversight Committee	Michael Parks (Chair) Steven Freiberg (4) Kenneth Griffin Cathleen Raffaeli (3) Joseph Sclafani Stephen Willard	Assists the Board and the Company’s senior management in overseeing the effective financial management of the Company and its subsidiaries; identifies, assesses and manages the Company’s risk; optimizes the financial risk and return for the Company; and evaluates matters relating to potential mergers, acquisitions, principal investments and/or dispositions of assets, as well as potential investments by third parties in the Company and/or its securities.	6 meetings

Committee (1)	Members During 2011	Primary Responsibilities	Number of Meetings
Nominating and Corporate Governance Committee	Donna Weaver (Chair) Robert Druskin (5) Frederick Kanner Michael Parks (6) Lewis Randall Stephen Willard	Oversees the Company’s corporate governance practices to ensure that the Board and the Company’s senior management teams act in conformity with the standards of good corporate governance. This Committee also leads any search for new Board members. The Committee also leads the Board’s succession planning activities.	12 meetings

(1)	Our then-current Chairman of the Board (Mr. Druskin, Chairman of the Board until May 12, 2011, and Mr. Freiberg, Chairman of the Board from May 13, 2011 until January 27, 2012), was invited to attend each Committee meeting in an ex officio role.

(2)	The Board has determined that each of Messrs. Sclafani and Willard is an “audit committee financial expert” within the meaning of applicable regulations under the Exchange Act of 1934 (“Exchange Act”). No member of the Audit Committee serves on the audit committee of more than one other public company.

(3)	Ms. Raffaeli retired from the Board as of May 12, 2011. She was a member of the Compensation Committee and the Finance and Risk Oversight Committee until May 12, 2011.

(4)	Mr. Freiberg joined the Finance and Risk Oversight Committee on May 13, 2011.

(5)	Mr. Druskin retired from the Board as of May 12, 2011. He was a member of the Nominating and Corporate Governance Committee until May 12, 2011.

(6)	Mr. Parks joined the Nominating and Corporate Governance Committee on May 13, 2011.

Risk Management

The Board plays an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Board regularly reviews reports from members of senior management and committees on areas of material risk to the Company, including operational, financial, legal, strategic and regulatory risks. In particular, the Finance and Risk Oversight Committee assists the Board and senior management, including the Company’s Chief Risk Officer, in the effective identification, assessment and management of the Company’s risks and in working to improve the financial risk and return of the Company. The Finance and Risk Oversight Committee reviews financial matters including capital expenditures, asset and liability management and cash management policies, funding and liquidity requirements, capital structure and financing, regulatory capital and ratios, dividend policy; the Company’s risk governance framework; the Company’s policies and procedures for managing operational risk, credit risk, market risk, interest rate risk, investment risk and liquidity risk; and the Company’s policies governing mergers and acquisitions, principal investments and dispositions of assets. The Compensation Committee assists the Board in evaluating risks arising from Company executive and non-executive compensation programs as well as succession planning for our executive officers. The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership and structure, succession planning for our directors, and corporate governance. The Audit Committee assists the Board in overseeing risks associated with financial reporting, internal controls and compliance with legal and regulatory requirements.

Director Independence

The Board has adopted categorical standards to assist in its evaluation of the independence of directors. The categorical standards describe various types of relationships that could exist between a Board member and the Company and sets thresholds at which such relationships would be deemed to be material in the determination of a director’s independence. Although any director who meets the independence criteria of NASDAQ and the Board’s own categorical standards (as well as Rule 10A-3(b) of the Exchange Act in the case of Audit Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board’s categorical standards are as follows:

1. A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services is still presumed independent if such payments were less than the greater of 5% of such other entity’s gross consolidated revenues for such fiscal year and $200,000.

2. A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of 5% of such other entity’s total consolidated assets at the end of such fiscal year and $200,000.

3. A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of 5% of the law firm’s gross revenues for such fiscal year and $200,000.

4. A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of 5% of the investment banking firm’s consolidated gross revenues for such fiscal year and $200,000.

After a review of all relevant factors and applying these categorical standards and the independence criteria of NASDAQ, the Board has determined that:

•	Messrs. Fisher, Griffin, Kanner, Lawson, Parks, Petrilli, Ms. Saeger, Messrs. Sclafani, Velli, Ms. Weaver and Mr. Willard are each independent.

•	Mr. Freiberg, Chief Executive Officer, is not independent.

In determining that Mr. Velli was independent, the Nominating and Corporate Governance Committee considered a contract for clearing and transfer agent services entered into in 2010 between a subsidiary of the Company and a subsidiary of ConvergEx where Mr. Velli is the CEO. The subsidiary of the Company conducted a competitive process, without any involvement by Mr. Velli and ultimately chose ConvergEx to provide the services because the terms and price were substantially better than those offered by other providers. These payments to ConvergEx during 2011 represented less than 2% of ConvergEx’s consolidated revenues for the year.

In determining that Mr. Griffin was independent, the Nominating and Corporate Governance Committee considered Mr. Griffin’s affiliation with Citadel, the Company’s largest shareholder, and the fact that entities controlled by Citadel pay the Company for order flow pursuant to at will arrangements at negotiated rates that are subject to change at any time. During 2011, these payments represented approximately 1% of the Company’s consolidated total net revenue for the year.

The Board has also determined that each member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent.

Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee uses various methods to identify director nominees. The Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other parties. While there is no diversity policy or fixed set of qualifications that must be satisfied before a candidate will be considered, we seek nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. All candidates are then evaluated based on a review of the individual’s qualifications, skills, independence and expertise, including the criteria included in our Corporate Governance Guidelines and the Board’s desire to draw on diverse perspectives and expertise in conducting its work.

Nominations by Stockholders

The Nominating and Corporate Governance Committee will consider director candidates submitted by any stockholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor of the Company. Such recommendations must be mailed to: 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. Such recommendations should be accompanied by (i) evidence of the stockholder’s stock ownership over the previous twelve months, (ii) a statement that the stockholder is not a competitor of the Company, (iii) a resume and contact information for the director candidate, as well as a description of the candidate’s qualifications, and (iv) a statement whether the candidate has expressed interest in serving as a director. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it does for candidates proposed by other parties. The Nominating and Corporate Governance Committee will consider such candidacy and will advise the recommending stockholder of its final decision. Any stockholder nominee for the Board, at the request of the Board, must submit a statement that, if elected, the nominee intends to comply with the Company’s majority voting policy, described below.

Board Leadership

Mr. Druskin was our non-executive Chairman of the Board until he resigned in May 2011. For an interim period, Mr. Freiberg served as Chairman of the Board. In January 2012, Mr. Petrilli was named non-executive Chairman of the Board. We believe this structure is appropriate at this time and strengthens the Board’s independence from management.

Majority Voting Policy

In May 2008, our Board amended our Bylaws and revised our Corporate Governance Guidelines to change the voting standard for the election of directors in uncontested elections from a plurality to a majority voting standard. Under our majority voting policy, in an uncontested election, each nominee shall be elected to the Board by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election). Directors will continue to be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected). Whether an election is contested or not is determined on the last day by which stockholders may submit notice to nominate a person for election as a director pursuant to the Company’s Charter.

If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit in advance an irrevocable, contingent resignation to the Chair of the Nominating and Corporate Governance Committee that the Board may accept if the director fails to be elected by the majority of the votes cast with respect to the director’s election. In that situation, the Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days following certification of the stockholder vote. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Nominating and Corporate Governance Committee or the Board. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. In 2011, all nominees currently serve on the Board.

DIRECTOR COMPENSATION

Cash Compensation. The Director Compensation policy for cash fees for non-employee directors in 2011 was as follows:

Annual Board Retainer for All Board Members	$50,000
Additional Annual Retainer for Each Committee Chairperson	$10,000
Additional Annual Retainer for Service as Non-Executive Chairman of the Board	$50,000
Each Board Meeting Attended or Action by Written Consent	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Chairperson	$2,500
Each Committee Meeting Attended as Non-Executive Chairman(1)	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Member	$2,000

(1)	In addition to membership on any particular Committee, Mr. Druskin as Non-Executive Chairman was invited to attend all meetings of the Board’s Committees in an ex officio capacity until his resignation as of May 12, 2011, and received compensation for each Committee meeting attended in such capacity.

All non-employee directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board and its committees. Non-employee directors do not participate in any other benefit plan (including pension or deferred compensation plan) or receive perquisites.

Equity Compensation. In 2011, each non-employee director, other than Mr. Griffin, received the following grant of a restricted stock award on the date of our annual meeting:

•

A grant of restricted stock with a fair market value on the date of grant (measured as the average of the high and low of the price of the Common Stock on that date) equal to $50,000, which resulted in the grant of 3,086 restricted shares to each individual.

•

Each restricted stock award vests over two years in two equal annual installments, subject to immediate vesting upon (i) certain changes in the ownership or control of the Company or (ii) the death of the director while serving as a Board member.

The Nominating and Corporate Governance Committee changed the Equity Compensation policy for directors if Proposal 1 is approved by the stockholders such that if Proposal 1 is approved, then following this Annual Meeting, each restricted stock award granted will vest in one year, subject to immediate vesting upon (i) certain changes in the ownership or control of the Company or (ii) the death of the director while serving as a Board member.

Generally, non-employee directors receive initial grants when they join the Board and then annual grants at the time of the annual meeting. The Nominating and Corporate Governance Committee regularly reviews our non-employee director compensation policy.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2) (3)	Total ($) (4)
Robert A. Druskin	116,000	—	116,000
Ronald D. Fisher	144,000	50,000	194,000
Steven J. Freiberg	—	—	—
Kenneth C. Griffin	102,000	—	102,000
Frederick W. Kanner	180,000	50,000	230,000
Michael A. Parks	170,500	50,000	220,500
C. Cathleen Raffaeli	56,500	—	56,500
Lewis E. Randall	146,000	50,000	196,000
Joseph L. Sclafani	184,500	50,000	234,500
Joseph M. Velli	138,000	50,000	188,000
Donna L. Weaver	177,500	50,000	227,500
Stephen H. Willard	167,500	50,000	217,500

(1)	Amounts reported in this column constitute the aggregate grant date fair value of each award, calculated in accordance with the stock compensation accounting guidance under accounting principles generally accepted in the United States of America (“GAAP”) as more fully described in Note 18 of Item 8. Financial Statements and Supplementary Data in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 23, 2012 with the Securities and Exchange Commission.

(2)	As discussed above, on May 12, 2011, the date of the 2011 Annual Meeting of Stockholders, each non-employee director received a stock award with an aggregate grant date fair value equal to the Annual Board Retainer received by the directors. Each director who served on the Board at that time, other than Messrs. Freiberg and Griffin, received a stock award of 3,086 restricted shares, with an aggregate grant date fair value of $50,000.

(3)	As of December 31, 2011, each of Messrs. Fisher, Kanner, Parks, Randall, Sclafani and Willard and Ms. Weaver held an aggregate of 4,633 unvested restricted stock awards; each of Mr. Druskin and Ms. Raffaeli held an aggregate of 1,547 unvested restricted stock awards; and Mr. Velli held 5,129 unvested restricted stock awards. As of December 31, 2011, each of Messrs. Druskin, Kanner and Sclafani held an aggregate of 4,000 outstanding stock options; Mr. Fisher held an aggregate of 16,656 outstanding stock options; each of Mr. Parks and Ms. Raffaeli held an aggregate of 14,293 outstanding stock options; Mr. Randall held an aggregate of 16,000 outstanding stock options; Ms. Weaver held an aggregate of 12,000 outstanding stock options; and Mr. Willard held an aggregate of 13,500 outstanding stock options.

(4)	There are no compensation or benefit programs available for directors other than the cash fees and restricted stock awards described above. Consequently, the Company has not included columns in the Director Compensation Table for non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings or all other compensation, as the values for each of these items would be reported as zero.

Policy of Equity Ownership for Board of Directors

The Board believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of stockholders. Under our policy regarding equity ownership for non-employee directors, directors are expected to be beneficial owners of shares of the Common Stock with a market value equivalent to at least two years’ annual retainer fees (not including any additional retainer for service as a Committee Chair or Non-Executive Chairman) within two years of joining the Board. Until a director has met this equity ownership guideline, directors are expected to hold any stock acquired by exercise of stock option or vesting of restricted stock, net of the cost of acquisition and any tax obligation. Each of the Company’s non-employee directors is in compliance with the policy.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking that you indicate your support, in a nonbinding advisory vote, for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we strive to weight our executive compensation program toward both cash and equity incentives that encourage and reward strong long-term performance and align the financial interests of our executives with the interests of our stockholders. Although, as an advisory vote, this proposal is not binding on the Company, the Compensation Committee will carefully consider the stockholder vote on this matter.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board will consider it as a direction to select other independent auditors for 2012. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditor at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, will be given an opportunity to make a statement at the Annual Meeting if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Audit Fees paid to Deloitte & Touche LLP

The aggregate fees billed by Deloitte & Touche LLP and their respective affiliates for professional services rendered in 2011 and 2010 are as follows:

	Audit Fees (a)	Audit-Related Fees (b)	Tax Fees (c)	Total Fees
2011	$5,300,000	$900,000	$677,000	$6,877,000
2010	$5,550,000	$1,364,000	$621,000	$7,535,000

(a)	Audit Fees in 2011 and 2010 include fees billed for the annual audit and quarterly reviews of the Company’s financial statements and the annual audit of the Company’s internal control over financial reporting for the year ended December 31, 2011 and December 31, 2010, respectively. Audit Fees also include review of documents filed with the Securities and Exchange Commission and participation in the meetings of the Audit Committee.

(b)	Audit-Related Fees in 2011 and 2010 include fees for assistance related to regulatory compliance, amended custody rules, consultations related to accounting or disclosure treatment of transactions or events and/or the actual or potential effect of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies, and work performed in connection with registration statements and other SEC filings.

(c)	Tax Fees in 2011 and 2010 include fees for compliance and preparation of tax filings and fees for tax advice related to various transactions.

All audit and non-audit services and fees were pre-approved by the Audit Committee, either individually or by category. The Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Committee to delegate its authority to pre-approve services to one or more Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Steven J. Freiberg, the Chief Executive Officer, the following executive officers are not directors and serve at the discretion of the Board:

Name	Age As of May 12, 2012	Current Position
Matthew J. Audette	37	Executive Vice President, Chief Financial Officer
Michael J. Curcio	50	Executive Vice President, President, E*TRADE Securities LLC
Greg Framke	52	Executive Vice President, Chief Operating Officer
Nicholas Utton	55	Executive Vice President, Chief Marketing Officer

Matthew J. Audette is the Executive Vice President, Chief Financial Officer of the Company, a position he has held since January 2011. Mr. Audette joined E*TRADE in 2000, when the Company acquired Telebank, where he served as Controller in the Capital Markets department. Mr. Audette served from 2005 through 2010 as Senior Vice President, Corporate Controller. Prior to 2005, he served as Controller of E*TRADE Bank and Chief Financial Officer of E*TRADE Bank, a position he continues to hold. Mr. Audette also serves as Chief Financial Officer and as a board member of several of the Company’s other subsidiaries. He was also interim Chief Financial Officer in 2008. Since October 2011, he has served on the Board of Network for Teaching Entrepreneurship. He began his career in public accounting at KPMG and holds a Bachelor of Science in accounting from Virginia Tech.

Michael J. Curcio is the Executive Vice President of the Company and President of E*TRADE Securities LLC, a position he has held since 2005. Mr. Curcio joined the Company in 2002. Mr. Curcio is responsible for the strategic direction, customer relationships and ongoing management of our core domestic retail franchise including our investing, trading and banking solutions. Prior to joining the Company, Mr. Curcio was employed at TD Waterhouse, where he last served as Executive Vice President, Customer Relationship Management. He is former vice chairman of the Philadelphia Stock Exchange board of governors. He serves on the board of directors of the Jazz Foundation of America and on the board for Operation Hope. Mr. Curcio also serves as a director and Chief Executive Officer of E*TRADE Capital Management, LLC and as an officer and a board member of several of the Company’s other subsidiaries. Mr. Curcio holds a bachelor’s degree in Business Administration from State University of New York at Plattsburgh.

Greg Framke is the Executive Vice President and Chief Operating Officer of the Company, a position he has held since July 2011, and formerly held the position of Chief Information and Operations Officer from 2005 to July 2011. Mr. Framke is responsible for the management of all global technology development and infrastructure, as well as our global clearing and operations. Mr. Framke has been recognized as one of InfoWorld’s 25 Most Influential CTOs and as a ComputerWorld Honors Program Laureate. Prior to joining the Company Mr. Framke was Director and Global Equity Technology Chief Operating Officer for Deutsche Bank Securities, as well as an Executive Director at Morgan Stanley & Co in New York City and London. Mr. Framke is on the board of icouldbe.org and is also a director of E*TRADE Clearing LLC. Mr. Framke holds a B.A. in International Finance, graduating with honors from The George Washington University.

Nicholas Utton is the Executive Vice President, Chief Marketing Officer of the Company, a position he has held since 2004. Mr. Utton is responsible for all marketing initiatives, including advertising, direct online and offline marketing programs and branding campaigns as well as corporate communications. Prior to joining the Company, Mr. Utton served as Executive Vice President of Marketing at JP Morgan Chase and Chief Marketing officer for MasterCard. Mr. Utton holds a graduate honors degree in commerce, majoring in business economics from the University of South Africa, Pretoria, and a bachelor’s degree in commerce, majoring in business administration and marketing from the University of Natal (South Africa).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 12, 2012, by (i) each director; (ii) each executive officer listed in the Summary Compensation Table; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. All Shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned (2)
DIRECTORS AND EXECUTIVE OFFICERS:
Audette, Matthew J. (3)	94,540		*
Curcio, Michael J. (4)	272,147		*
Fisher, Ronald D. (5)	30,342		*
Framke, Gregory A. (6)	228,488		*
Freiberg, Steven J. (7)	185,617		*
Griffin, Kenneth C. (8)	27,423,986		9.60%
Kanner, Frederick W. (9)	22,497		*
Lawson, Rodger A.	2,679		*
Parks, Michael K. (10)	25,869		*
Petrilli, Frank J.	13,483		*
Saeger, Rebecca	1,366		*
Sclafani, Joseph L. (11)	12,709		*
Utton, Nicholas A. (12)	257,916		*
Velli, Joseph M.	7,173		*
Weaver, Donna L. (13)	40,047		*
Willard, Stephen H. (14)	26,367		*
All current directors and executive officers as a group (15)	28,645,226		10.01%
STOCKHOLDERS OWNING MORE THAN 5%:
Fidelity Management & Research Company	27,811,249	(16)	9.74%
82 Devonshire Street
Boston, MA 02109
Citadel Investment Group II, L.L.C.	27,423,986	(17)	9.60%
131 S. Dearborn Street, 32nd Floor
Chicago, IL 60603
Vanguard Group, Inc.	16,137,434	(18)	5.65%
100 Vanguard Blvd
Malvern, PA 19355

*	Less than 1%

(1)	Unless otherwise noted, all addresses are c/o E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, NY 10020.

(2)	Based on 285,674,695 shares outstanding on March 12, 2012. Shares of Common Stock subject to options that are exercisable within 60 days of March 12, 2012 (and shares of Common Stock that may be obtained upon the conversion of convertible securities) are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Includes 64,171 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(4)	Includes 156,045 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(5)	Includes 16,293 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(6)	Includes 124,316 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(7)	Includes 21,770 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(8)	Includes shares beneficially owned by Citadel Investment Group, L.L.C. and its affiliates.

(9)	Includes 4,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(10)	Includes 14,293 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(11)	Includes 4,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(12)	Includes 129,745 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(13)	Includes 12,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012. Includes 19,336 shares held by Weaver Living Trust UAD 11/16/89.

(14)	Includes 13,500 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(15)	Includes 560,133 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 12, 2012.

(16)	Number of shares based upon Form 13G filed February 14, 2012.

(17)	Number of shares based upon Form 13D/A filed August 8, 2011.

(18)	Number of shares based upon Form 13G/A filed February 9, 2012.

Compensation Discussion and Analysis

Our Compensation Philosophy: Compensation Considerations for 2011

Our Compensation Committee strives to establish a compensation program for executive officers that is heavily weighted toward incentives for sustainable long-term performance. In particular, we do this by allocating a significant percentage of annual compensation opportunities toward:

•	Annual cash payments based on important near-term financial and operational goals that we believe will improve our long-term results; and

•	Equity grants that vest over a period of time and align management with increasing shareholder value based on the long-term performance of our stock.

In 2011, we held our first stockholder advisory vote to approve the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Over 98% of stockholder votes (excluding abstentions and broker non-votes) were cast in favor of the compensation of our named executive officers. Although this was only an advisory vote, we believe the approval by our stockholders shows support for our compensation philosophy of placing significant weight on the types of incentives that we pay. For this and other reasons (including our business achievements for the year as described below), our compensation committee retained its general approach to determining our executive compensation as described in this Compensation Discussion and Analysis.

Fiscal 2011 Business Highlights. Our core business is our trading and investing customer franchise. Building on the strengths of this franchise, our growth strategy is focused on strengthening our overall financial and franchise position, improving our market position in our retail brokerage business, accelerating the growth of our corporate services and market making businesses, enhancing our position with long-term investors, and optimizing the value of our bank franchise. Our executive compensation program has been designed to recognize these efforts.

In determining whether our executive compensation was appropriate for 2011, the Board and Compensation Committee recognized our achievements in the following areas in particular:

•

We continued to focus on engagement with long-term and retirement investors, as well as corporate clients and continued to grow our sales force, increasing our financial consultant team by 42% in 2011;

•	We developed E*TRADE 360, a fully dynamic and customizable online investing dashboard now available to all customers;

•	We developed a newly redesigned public website featuring simplified navigation, personalization based on objectives and experience levels, and enhanced content;

•	We added several new features to our E*TRADE Pro platform, including new options strategies (multi-legged orders), expanded CNBC content and logarithmic charts;

•	We introduced a suite of sophisticated Options Tools designed to help traders quickly and easily identify and analyze potential investment opportunities;

•	We launched a number of enhancements for Mobile Pro, including mobile check deposit capability for Apple iPhone® and AndroidTM; and

•	We introduced weekly options on select stocks, indexes and ETFs.

Process for Determining Executive Compensation

Compensation Committee. As described above, all members of the Compensation Committee are independent. The Compensation Committee is responsible for establishing and administering compensation programs for our senior executives, including programs for the Named Executive Officers (also called our NEOs) listed in the Summary Compensation Table below. The Compensation Committee reviews and approves executive compensation or, with respect to the CEO’s compensation, recommends his compensation to the independent members of the full Board for approval or ratification.

Compensation Consultants. The Compensation Committee has full authority to retain any consultant(s) it deems appropriate and for 2011 retained Johnson Associates as its outside compensation consultant to advise the Compensation Committee on matters including executive compensation practices and market compensation levels. Representatives from Johnson Associates attend meetings of the Compensation Committee. No services were provided by Johnson Associates to the Company outside of its engagement with the Compensation Committee.

Role of Management. The Compensation Committee works with management, led by the CEO, in an effort to ensure that executive compensation programs will be as effective as possible to meet the Compensation Committee’s objectives of retaining and motivating executive officers and rewarding desired performance. In particular, the Compensation Committee considers the CEO’s review of the performance of other executive officers, given his daily experience with them and his particular knowledge of their roles. However, the Compensation Committee ultimately makes its own determinations regarding form and amount of any executive’s compensation and may accept or reject any recommendation from its consultants and management. In addition, the CEO is not present when the Compensation Committee or independent members of the full Board determine the CEO’s compensation.

Comparative Data. To determine whether our compensation programs are competitive, the Compensation Committee considered publicly available data provided by Johnson Associates concerning programs and compensation levels offered by other companies in relevant markets. In particular, the Compensation Committee reviewed compensation data for the companies listed below, although it did not target a specific percentile for comparing compensation. Instead, it used this information as a reference point when considering whether compensation was appropriate and competitive.

AllianceBernstein L.P.	Knight Capital Group, Inc.
Associated Banc-Corp	Legg Mason, Inc.
Broadridge Financial Solutions, Inc.	Northern Trust Corporation
Comerica Incorporated	Raymond James Financial, Inc.
The Charles Schwab Corporation	SEI Investments Company
First Horizon National Corporation	TD Ameritrade Holding Corp.
Invesco Ltd.	T. Rowe Price Group, Inc.
Jefferies & Company, Inc.

Overview of 2011 Executive Compensation

Total Compensation. Each NEO has a total target compensation, which consists of a combination of:

•	fixed cash compensation (base salary);

•	variable cash incentive payments (target annual cash bonus); and

•	long-term equity compensation (target initial value of restricted stock awards and/or stock options).

The Compensation Committee intends that cash incentives will reward annual financial and operating objectives, while non-cash compensation is intended to reward longer term performance through vesting requirements and ties to our stock price over time. For our existing NEOs, target cash and equity values were not increased for 2011 because the Committee believed it was more appropriate to concentrate on rewarding actual performance at year-end. The target cash and equity values for Mr. Audette became effective when he was appointed as CFO in January 2011 and were determined based on the factors described below under “New CFO Compensation”. At least once a year, the Compensation Committee reviews “tally sheets” for the NEOs, including potential total annual compensation at different performance levels and the value of outstanding equity awards. The Compensation Committee did not recommend specific changes for NEOs’ fiscal 2011 compensation in response to this review, although it uses the tally sheet information as one data point when considering executive compensation matters.

The differences in pay among executive officers is a result of the Compensation Committee’s review of the individual’s position and level of authority, experience, unique skill sets, the competitive level of total compensation as compared with the market, and/or individual negotiations in connection with hiring the executive. For example, our CEO’s compensation is significantly higher than that of our other executive officers because the CEO oversees all of our business units and functions. Mr. Curcio’s incentive compensation target amounts for 2011 were the highest among the other NEOs because he is in charge of our trading and investing business, which represents our core business and strategic focus. The Compensation Committee also considers compensation of our NEOs in light of changes in roles and responsibilities. For example, in July 2011, Mr. Framke was given the additional responsibility of growing our Platform Services business, so his compensation has increased for 2012.

CEO Compensation. In connection with Mr. Freiberg’s appointment as CEO on April 1, 2010, based upon the recommendation of the Compensation Committee, the independent members of the Board approved an employment agreement with Mr. Freiberg, pursuant to which he receives an annual base salary of $1,000,000 and is eligible for an annual cash performance bonus with a target of $3,000,000 and for annual equity incentives with a target initial value of $3,000,000 (with the actual amount based on the performance of the Company) and subject to vesting over four years following the grant. The Compensation Committee believed that the CEO’s compensation should be heavily weighted toward incentive compensation. In determining the amounts of the CEO’s compensation, the Compensation Committee considered a variety of factors, including data from the companies listed above (but it did not target a specific level within the market data), discussions with Johnson Associates as to market practice, and the Compensation Committee’s collective judgment about levels needed to attract and incentivize the type of talented individual needed for the position. His salary and target awards have not changed since this initial negotiation because the Compensation Committee believes these amounts continue to offer appropriate incentive to Mr. Freiberg.

Compensation for New CFO. In connection with Mr. Audette’s appointment as the Company’s CFO as of January 1, 2011, the Compensation Committee approved an employment agreement with Mr. Audette, pursuant to which he received an annual base salary of $500,000 and is eligible for an annual cash performance bonus with a target of $600,000 and for annual equity incentives with a target value of $500,000 (with the actual amount based on the performance of the Company) and subject to vesting over four years following the grant. In determining the amounts of his compensation, the Compensation Committee primarily considered its discussion with Johnson Associates as to market practice (but did not target a specific level within available market data) and the Compensation Committee’s collective judgment about levels needed to incentivize the individual for the position. For 2011 only, Mr. Audette received a relocation bonus and the Company reimbursed Mr. Audette for expenses incurred in connection with his relocation to our corporate headquarters.

2011 Performance Metrics. Our strategy for 2011 continued to be to maintain the strength of our operating business while managing risks, particularly those arising from the balance sheet management segment. Accordingly, our incentive compensation program focused on these areas, but included a significant element associated with strategic and qualitative performance. The determination of our bonus pool for 2011 was based on the following criteria:

•

Operating Income of Trading and Investing Segment. The first metric (representing 40% of the bonus pool) was chosen because it represents the core business and strategic focus and because the majority of our employees work in this segment. Our target performance for 2011 was $770 million in operating income, with a range of goals between $620 million and $920 million.

•

Operating Loss of Balance Sheet Management Segment. The second metric (representing 15% of the bonus pool) was the operating performance of our balance sheet management segment, including provision for loan losses and gain (loss) on sales of loans and securities. This metric had a lower weighting because this segment is and will be driving less of our overall business strategy in the future. The target performance was $(189) million in operating loss, with a range of goals between $(260) million and $(110) million.

•

Unallocated Corporate Costs. The third metric (representing 10% of the bonus pool) was the operating loss of our unallocated corporate costs. This metric had a lower weighting because these unallocated costs consist of corporate overhead which impacts overall operating results, but does not drive our overall business strategy. The target performance was operating costs of $141 million, with a range of goals between $155 million and $127 million.

•

Strategic and Qualitative Performance. Because of the changing and uncertain economic environment and our unique circumstances, the Compensation Committee believed it was important to allocate a meaningful portion of the bonus pool (35%) to reward significant qualitative and quantitative elements that could not be forecast at the beginning of the year. Although this component did not have specific targets, the Compensation Committee specified that the following would be key considerations: (i) execution of our strategic plan and quality of results; (ii) relative competitive performance; (iii) employee engagement; (iv) enterprise risk management, including regulatory capital and transition; and (v) the macro-economic environment and other factors.

For purposes of the incentive plan, operating income is before bonus accrual and excludes certain one-time items, as applicable.

Determination of 2011 Compensation

Base Salary

In 2011, Mr. Audette was appointed to the role of CFO with a base salary of $500,000 as described more fully above. For 2011, no changes were made to base salary for the other NEOs because the Compensation Committee determined that base salaries were sufficient and instead focused on performance-based cash compensation and long-term equity compensation.

Cash Incentive Program

This cash-based element of compensation provides executives an incentive and a reward for achieving meaningful near-term performance objectives that we believe will lead to sustainable performance. The Compensation Committee believes that it is important to rigorously assess achievement of our performance goals in determining whether and how much to pay in cash bonuses, but that it is important to retain a degree of flexibility given the nature of our business. At the end of the year, after reviewing both our financial and strategic performance, the Compensation Committee first approved a total bonus pool based on the factors described below and then assessed appropriate individual payments. In determining that the total bonus pool should be 106% of the accrued budget (and the same dollar amount as the prior year’s total bonus pool), the Compensation Committee considered the following factors: (i) each of our financial performance metrics was nearly achieved or above target levels set for bonus plan purposes, and well above the threshold levels for bonus payout; and (ii) our accomplishment of our various operational and strategic goals, when combined with special considerations and market developments as well as the macro-economic environment that we believed impacted some of our financial and strategic goals, was above the target level.

(i) Financial Goals. Results for each of the pre-established financial performance metrics for 2011 excluding the impact of plan payments, restructuring costs, and reserves for certain one-time legal expenses items were as follows:

•	Trading and Investing Segment. Our performance at $696 million of operating income represented 90% of the target performance level and exceeded the threshold performance level.

•	Balance Sheet Management Segment. Our performance at $(86) million of operating loss was $103 million better than the target performance level and exceeded the threshold performance level.

•	Unallocated Corporate Costs. Our performance at $(136) million of operating loss was $5 million better than the target performance level and exceeded the threshold performance level.

(ii) Strategic and Qualitative Performance. In assessing our achievement of this metric, after considering the following factors together with those described above under “Our Compensation Philosophy: Compensation Considerations for 2011” the Compensation Committee believed that collective performance in this important area was significantly above the target level:

•

Strengthening our overall franchise and financial position. This includes strengthening our overall capital structure at E*TRADE Bank and the parent, mitigating loan losses, and maintaining disciplined expense management.

•	Improving our market position in our retail brokerage business. This includes growing net new brokerage accounts, net new brokerage assets, DARTs, and improving customer retention.

•	Accelerating the growth of our corporate services and market making businesses. This includes signing new corporate stock plan accounts, and improving the trading mix for the market making business.

•	Enhancing our position with long-term investors. This includes growing our retirement and managed investment products and expanding the reach of our brand along with awareness of our products.

•	Optimizing the value of our bank franchise. This includes maximizing the value of our customer deposits.

As part of this assessment of the qualitative component of the bonus pool, the Compensation Committee also considered factors that may have reduced our performance results:

•

Adjustments to budget—Operating income metrics were lower because of Board-directed lower levels of interest rate risk and strategic decision to invest more in the brand and marketing than in the original budget.

•	Market environment—There was an overall decline in market volumes, which we believed negatively impacted the number of daily average revenue trades (or DARTS).

Individual Bonus Payouts. Based on the above factors, the Compensation Committee established the overall bonus pool slightly above target. In determining the individual NEO payments from this bonus pool, the Compensation Committee primarily considered which business segments were most successful and the importance to our business plan of the strategic successes, together with its view of leadership and effort by each individual officer. This resulted in the payments set forth in the “Summary Compensation Table”. For the NEOs (other than the CEO), the bonus payments ranged from approximately 107% to 128% of the individual’s target. Mr. Framke received the highest percentage of target as a result of his increased responsibilities and Mr. Curcio received the next highest percentage of target as a result of our continuing focus on the trading and investing business. Our CEO, Mr. Freiberg, received 100% of his target bonus because the Compensation Committee believed his target amount was a sufficient and appropriate amount to reward him for our overall performance.

Equity Compensation

Annual Long-Term Incentive Compensation. In early 2011, the Compensation Committee approved equity grants for the NEOs based on 2010 performance, as described in detail under “Compensation Discussion and Analysis” in our 2011 Proxy Statement. These equity grants vest annually over four years following the grant. These award amounts are set forth in the “Grants of Plan-Based Awards” table below because they were granted in 2011, although we consider them part of 2010 compensation because they related to 2010 performance.

Also in early 2011, the Compensation Committee established a program that would result in equity grants in early 2012, with the amounts depending on the Compensation Committee’s view of 2011 performance (that is, based on the performance criteria and results described under “Cash Incentive Program” above, but with the individual amounts ultimately determined in the Compensation Committee’s discretion). Therefore, in February 2012, the Compensation Committee approved equity awards to our NEOs with grant date values ranging from 100% to 120% of the individual’s target. Our CEO received 100% of his target. The reasons for the differences among our NEOs were substantially similar to the reasons for the cash bonus payment differences, as described above. The Compensation Committee granted 100% of the award in restricted stock units because it felt that the share amounts for restricted stock units would result in less dilution to stockholders than options and, given the stock market volatility, these awards offered better retentive and incentive value than options while still motivating the recipients to work to increase our stock price.

Because these awards were made in 2012, SEC disclosure rules require that they not be reflected in the “Summary Compensation Table” or “Grants of Plan-Based Awards” table below. However, we are reporting them in this Compensation Discussion and Analysis because we consider them part of our 2011 compensation. Each of the following awards was granted on February 9, 2012 and vests annually over four years:

Name	Number of RSUs (rounded down to the nearest whole number)	Aggregate Grant Date Fair Value
Steven Freiberg	328,587	$3,000,000
Matthew Audette	65,717	$600,000
Michael Curcio	142,387	$1,300,000
Greg Framke	136,911	$1,250,000
Nicholas Utton	109,529	$1,000,000

Equity Ownership Guidelines. The Company has implemented the following equity ownership guidelines:

•

The CEO should hold equity with a market value at the time of acquisition of five times his base salary. Prior to meeting the recommended equity level, if he exercises a stock option or vests in a restricted stock award or restricted stock unit, he is expected to retain equity with a value equal to 75% of the profit after taxes realized on the exercise or vesting.

•

Other NEOs should hold equity with a market value at the time of acquisition of three times their base salary. Prior to meeting the recommended equity level, if an NEO exercises a stock option or vests in a restricted stock award or restricted stock unit, he or she is expected to retain equity with a value equal to 50% of the profit after taxes realized on the exercise or vesting.

Recoupment Policy

Our recoupment policy is applicable to all NEOs and certain other employees. If the Compensation Committee determines that incentive compensation was overpaid as a result of a restatement of our reported financial results or any inaccurate data used to calculate such compensation, the Compensation Committee will review the cash bonus and long-term incentive plan awards granted, vested or accrued and determine the amount and kind of the overpayment. To the extent practicable, in the best interests of stockholders, and as permitted by applicable law, the Compensation Committee will seek to recover or cancel any such overpayments. The Compensation Committee may make determinations of overpayment at any time through the date the Company files its audited financial statements for the fiscal year that follows the year for which the inaccurate performance criteria were measured. However, if the Compensation Committee determines that any person purposefully provided inaccurate information or otherwise was culpable in the inaccuracy of the performance metrics, the Compensation Committee shall be entitled to determine that the overpayment with respect to such person is the entire amount of the bonus or other incentive payment or equity awarded for the applicable year, and without regard to when the event occurred.

Severance and Change in Control Provisions

As described in detail (including a quantification of potential benefits) under “Employment Agreements and Potential Post-Employment Payments” elsewhere in this Proxy Statement, we have entered into employment agreements with each of our current NEOs providing for severance benefits, including enhanced severance benefits in connection with a change in control as well as certain other benefits outside of a change in control. The Compensation Committee periodically reviews these arrangements and considers the costs and benefits, but believes these are appropriate in order to help prevent executives’ concern over being arbitrarily terminated. The Compensation Committee balances the potential costs of these agreements against the need to retain our executives in a market that, in spite of the challenges over the last few years, remains competitive. We do not provide any tax gross-up if the excise tax resulting from Section 280G is applied to any NEO.

Other Benefit Plans and Perquisites

We offer a non-qualified deferred compensation plan for senior management, but the amounts in a participating executive’s plan account consist solely of the deferred compensation portion of his salary or cash incentive payments (as elected by the executive) and the market return on the deferred amounts, and we do not provide matching contributions or guaranteed returns. We have retained life insurance policies to support the payment of obligations under this plan.

We provide matching contributions to our 401(k) plan, which are made for executives in the same manner as for our other employees. We do not sponsor any defined benefit retirement plan for our executive officers or supplemental executive retirement plan. We provide executive officers with an “umbrella” liability insurance policy, providing for insurance coverage for the executive beyond what the executive has retained on his or her own behalf, with a cost per executive of less than $5,000 per annum. Beyond this, there are no perquisites offered to our senior executives with anything other than a de minimis value, except, as reported in the Summary Compensation Table, for (i) payments in fiscal 2011 to Mr. Audette reflecting a $150,000 relocation bonus and $78,258 in satisfaction of our agreement to pay for relocation expenses for him and his family; and (ii) payments to Mr. Freiberg in satisfaction of our agreement to pay him a specified amount if he declined participation in our health plan given his eligibility under a prior employer’s plan, which for fiscal 2011 resulted in payments of $37,188.

Tax Considerations

The tax deductibility of compensation is not currently a material consideration by the Compensation Committee. Although some of our incentive plans are structured so that certain types of awards will qualify as deductible, when determining executive compensation, the Compensation Committee instead focuses on the other considerations described in this Compensation Discussion and Analysis.

Compensation Risk Assessment

During 2011, the Compensation Committee considered the risk profile of its compensation programs, including a review of both executive and non-executive compensation in a series of meetings with its outside compensation consultant and members of our legal and Human Resources teams. In particular, the Compensation Committee requested that its compensation consultant review all of our incentive plans. We may periodically adjust individual plans in response to this review to ensure that the plans are not materially risky. With respect to our executive officer compensation program, we believe the program supports long-term growth and does not encourage excessive risk-taking because of the following features of our program, as further described under the heading “Compensation Discussion and Analysis” above:

•	the balance between fixed and variable pay;

•	operating income rather than revenue funds the incentive program, meaning executives must focus on all aspects of the Company’s objectives and strategic plans;

•	the aggregate bonus pool funding is capped;

•	we grant equity awards with long-term vesting criteria, which we believe prevents a focus on a short-term run-up in our stock price;

•	our equity ownership guidelines, as further described above, limit the short-term gain our executives could realize if permitted to sell a large portion of their holdings;

•

executives’ incentive compensation depends on both pre-established financial performance objectives and subjective assessments by the Compensation Committee of the quantitative and qualitative performance at the business and individual level; and

•	we have implemented a recoupment policy for incentive compensation, as further described above.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table includes information for our “Named Executive Officers” (also called our NEOs) which includes each person who served as our principal executive officer or principal financial officer at any time during fiscal 2011 and our other three most highly compensated executive officers at the end of fiscal 2011. Compensation is set forth for the most recent fiscal year for all Named Executive Officers and for up to two additional fiscal years for named executive officers who also served in that capacity during such fiscal years.

Name	Year	Salary		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total Compensation
Steven J. Freiberg, (5)	2011	$1,000,000		$1,507,485	$742,497	$3,000,000	$44,392	$6,294,374
Chief Executive Officer	2010	$738,462		—	—	$2,250,000	$41,769	$3,030,231

Matthew Audette, (6)	2011	$496,154		$696,492	$252,223	$650,000	$235,292	$2,330,161
EVP, Chief Financial Officer

Michael Curcio,	2011	$450,000		$870,984	$428,995	$1,350,000	$9,971	$3,109,950
EVP, President, E*TRADE Securities LLC	2010	$450,000		$938,000	$453,944	$1,350,000	$7,308	$3,199,252
	2009	$467,307	(7)	$1,773,000	$297,048	$1,500,000	$7,244	$4,044,599

Greg Framke,	2011	$450,000		$803,986	$395,997	$1,250,000	$7,206	$2,907,189
EVP, Chief Operating Officer	2010	$450,000		$804,000	$389,094	$1,100,000	$18,408	$2,761,502
	2009	$467,307	(7)	$1,706,000	$264,043	$1,100,000	$36,939	$3,574,289

Nicholas Utton,	2011	$500,000		$736,989	$362,999	$800,000	$7,034	$2,407,022
EVP, Chief Marketing Officer	2010	$500,000		$737,000	$356,669	$800,000	$7,203	$2,400,872
	2009	$519,231	(7)	$1,572,000	$198,032	$900,000	$7,372	$3,196,635

(1)	Amounts reported in this column constitute the aggregate grant date fair value of each stock award granted for the Named Executive Officer, calculated in accordance with the stock compensation accounting guidance under GAAP and based on the fair market value of the Common Stock on the grant date. For grants made in 2011, the stock awards reported in this column were in the amounts set forth in under “Grants of Plan Based Awards” below. The fair market value of the Common Stock (based on the average of the high and low sale prices) was $16.30 per share and $17.58 per share on the January 3, 2011 and the February 10, 2011 grant dates, respectively.

(2)	Amounts reported in this column constitute the aggregate grant date fair value of each option award granted for the Named Executive Officer, calculated in accordance with the stock compensation accounting guidance under GAAP. For 2011, the stock options reported in this column were in the amounts set forth under “Grants of Plan Based Awards.” Our assumptions are more fully described in Note 18 of Item 8. Financial Statements and Supplementary Data in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 23, 2012 with the Securities and Exchange Commission. The actual value of an option, if any, will depend on the future market price of the Company’s common stock and the option holder’s individual exercise and sale decisions, neither of which can be predicted with any degree of certainty.

(3)	Non-equity incentive plan compensation reported for the applicable year was based on performance in that year but paid in February of the following year.

(4)

In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the named executive officers that are available generally to all salaried employees of the Company, and, except as expressly noted, perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000. The amounts set forth in this column for “other compensation” for 2011 represent (i) Company contributions to the Company’s 401(k) plan in the amount of $6,125 for each NEO; (ii) for Mr. Audette, $150,000 relocation bonus and $78,258 in satisfaction of our agreement to pay for relocation expenses for him and his family; (iii) for Mr. Freiberg, $37,188 in satisfaction of our agreement to pay him if he declined participation in our health plan given his eligibility under a prior employer’s plan, as described under Compensation Discussion and Analysis above; and (iv) the cost of a Company-provided umbrella liability insurance policy provided to each NEO.

(5)	Mr. Freiberg became our Chief Executive Officer in April 2010; therefore his 2010 salary was prorated from his start date.

(6)	Mr. Audette became our Chief Financial Officer on January 1, 2011.

(7)	Salaries listed for 2009 were higher than annualized salary as a result of an additional payroll period.

GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2) (Dollars expressed in thousands and rounded to the nearest thousand)				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh) (3)	Closing Price on Grant Date ($/sh)	Full Grant Date Fair Value of Equity Awards ($) (4)
		Threshold ($)	Target ($)		Maximum ($)
Steven Freiberg		1,500	3,000	(5)	4,500
	2/10/2011					85,750				1,507,485
	2/10/2011						87,079	17.58	17.68	742,497
Matthew Audette		300	600		900
	1/3/2011					34,509				562,497
	1/3/2011						23,259	16.30	16.28	186,226
	2/10/2011					7,622				133,995
	2/10/2011						7,740	17.58	17.68	65,997
Michael Curcio		575	1,150		1,725
	2/10/2011					49,544				870,984
	2/10/2011						50,312	17.58	17.68	428,995
Greg Framke		488	975		1,462
	2/10/2011					45,733				803,986
	2/10/2011						46,442	17.58	17.68	395,997
Nicholas Utton		375	750		1,125
	2/10/2011					41,922				736,989
	2/10/2011						42,572	17.58	17.68	362,999

(1)	Pursuant to SEC disclosure rules, this table does not include equity grants made in early 2012 for performance during 2011 as further described in the Compensation Discussion and Analysis. The table only includes equity awards actually granted during 2011. Pursuant to our prior year’s performance plan, these grants were made in early 2011 based on 2010 performance.

(2)	Amounts listed in these columns do not represent amounts actually paid or that may be paid in the future. Rather, these amounts are the target payments that were established under the Company’s non-equity compensation plan for 2011 as discussed in the Compensation Discussion and Analysis, above. Payments made under the plan in February 2011 are listed in the Summary Compensation Table under the “Non-equity Incentive Plan Compensation” column.

(3)	In accordance with the terms of its equity compensation plan, the Company has traditionally set the exercise price for stock options as the average of the high and low prices of the Company’s stock on the date of the grant. The Company believes that using the average price provides a more accurate representation of the fair market value on the date of the grant, rather than selecting a single point in time (such as the closing of the market, when traders are balancing portfolios and clearing positions for the day, sometimes resulting in anomalies to the stock price).

(4)	The Company calculated the aggregate grant date fair value of the equity awards in accordance with the stock compensation accounting guidance under GAAP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date
Steven Freiberg	—	87,079		17.58	2/10/2018
						85,750		$682,570	2/10/2011

Matthew Audette	500	—		38.00	3/13/2013
	175	—		144.35	2/20/2014
	7,500	—		143.50	3/5/2014
	5,294	—		132.25	2/16/2015
	2,445	—		231.05	2/10/2013
	1,624	—		274.80	4/21/2013
	1,831	—		242.80	2/21/2014
	9,177	—		51.90	2/11/2015
	16,250	—	(4)	9.24	2/20/2016
	5,813	11,624	(3)	14.60	2/11/2017
	—	23,259		16.30	1/3/2018
	—	7,740		17.58	2/10/2018
						21,232		$169,007	2/11/2010
						34,509		$274,692	1/3/2011
						7,622		$60,671	2/10/2011

Michael Curcio	10,000	—		40.70	10/4/2012
	7,000	—		38.00	3/14/2013
	2,500	—		103.95	11/24/2013
	7,500	—		138.90	2/6/2014
	2,000	—		144.35	2/20/2014
	2,470	—		132.25	2/16/2015
	4,127	—		231.05	2/10/2013
	5,052	—		237.70	2/15/2013
	3,126	—		233.25	2/13/2014
	16,290	—		51.90	2/11/2015
	48,752	—	(4)	9.24	2/20/2016
	17,325	34,649	(3)	14.60	2/11/2017
		50,312		17.58	2/10/2018
						42,830	(3)	$340,927	2/11/2010
						49,544		$394,370	2/10/2011

Greg Framke	400	—		103.25	1/2/2012
	7,500	—		138.90	2/6/2014
	2,400	—		144.35	2/20/2014
	2,381	—		132.25	2/16/2015
	3,515	—		231.05	2/10/2013
	4,458	—		237.70	2/15/2013
	3,126	—		233.25	2/13/2014
	16,290	—		51.90	2/11/2015
	43,335	—	(4)	9.24	2/20/2016
	14,850	29,699	(3)	14.60	2/11/2017
	—	46,442		17.58	2/10/2018
						36,712	(3)	$292,228	2/11/2010
						45,733		$364,035	2/10/2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date

Nicholas Utton	22,500	—		112.55	6/25/2014
	11,573	—		108.80	5/3/2012
	4,012	—		237.70	2/15/2013
	5,002	—		233.25	2/13/2014
	16,290	—		51.90	2/11/2015
	32,501	—	(4)	9.24	2/20/2016
	13,612	27,224	(3)	14.60	2/11/2017
	—	42,572		17.58	2/10/2018
						33,652	(3)	$267,870	2/11/2010
						41,922		$333,699	2/10/2011

(1)	Unless otherwise noted, all unvested option awards vest equally over a four-year period measured from the date of grant.

(2)	Unless otherwise noted, all unvested restricted stock or restricted stock unit awards vest equally over a four-year period measured from the date of grant. The market value of unvested stock awards is based on $7.96 per share, which was the closing price of our Common Stock on December 31, 2011.

(3)	These awards vest equally over three years from the date of grant.

(4)	These awards vest over two years, with one third vesting one year from the grant date and the remaining two thirds vesting two years from the grant date.

OPTION EXERCISES AND STOCK VESTED

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Steven Freiberg	N/A	N/A	N/A	N/A
Matthew Audette	N/A	N/A	25,519	$452,079
Michael Curcio	N/A	N/A	106,580	$1,489,671
Greg Framke	N/A	N/A	98,687	$1,349,219
Nicholas Utton	N/A	N/A	87,655	$1,152,793

(1)	Aggregate value realized upon exercise or vesting is based on the fair market value of our common stock (using the average of the high and low sale prices) on the date of exercise or vesting, as applicable. With respect to options, the value realized is calculated by subtracting the exercise price from that fair market value.

PENSION BENEFITS AND DEFERRED COMPENSATION

We do not offer any defined benefit retirement plan to any of our employees, including the Named Executive Officers.

Although we have a non-qualified deferred compensation plan, during the fiscal year ended December 31, 2011, none of our NEOs elected to contribute to this plan and there were no aggregate withdrawals, distributions or balance as of December 31, 2011 with respect to any of our NEOs.

EMPLOYMENT AGREEMENTS

Employment Agreements with Named Executive Officers

Under the terms of their employment agreements, each Named Executive Officer (including our Chief Executive Officer) is entitled to severance benefits in the event of (i) an involuntary termination of the executive’s employment without “Cause” (as defined in the employment agreement); or (ii) a voluntary termination of the executive’s employment due to an event of “Good Reason”, subject to the executive signing a release. The term “Good Reason” is defined in the applicable agreement, but generally includes such events as a material decrease in compensation; a material, adverse change in the executive’s title, authority, responsibilities or duties; relocation; or a material breach by the Company of the agreement. If the termination occurs in anticipation of, or within two years following, a change in control (which we refer to as a “CIC Termination” below), the severance benefits are increased, as described below. The severance benefits include:

•	A lump sum payment equal to one times (or two times upon a CIC Termination) base salary and target bonus;

•	A pro-rated share of target bonus for the year of the termination if we meet our target performance objectives for the year;

•	Continued medical coverage for 12 months following termination of employment (or 24 months following a CIC Termination); and

•	12 months’ accelerated vesting of outstanding equity compensation awards.

In addition, under our standard forms of equity compensation agreement (including for executive officers), all equity awards become vested in the event of the employee’s death. In addition, in the event of the NEO’s death, we will pay his estate a pro-rata share of his non-equity incentive plan amount for that year.

The following table shows the estimated value of benefits under each of the above scenarios, assuming the specified event occurred on December 31, 2011.

Name Event of Termination	Cash Payment		Accelerated Vesting of Equity (1)	Other Benefits (2)	Total
Steven Freiberg
Involuntary Termination	$7,000,000	(3)	$170,754	$20,000	$7,190,754
CIC Termination	$14,000,000	(3)	$682,999	$40,000	$14,722,999
Death	$7,000,000	(4)	$682,999	$—	$7,682,999
Matthew Audette
Involuntary Termination	$1,700,000	(3)	$168,460	$11,719	$1,880,179
CIC Termination	$3,400,000	(3)	$504,686	$23,438	$3,928,124
Death	$1,700,000	(4)	$504,686		$2,204,686
Michael Curcio
Involuntary Termination	$2,750,000	(3)	$269,225	$11,719	$3,030,944
CIC Termination	$5,500,000	(3)	$735,759	$23,438	$6,259,197
Death	$2,750,000	(4)	$735,759		$3,485,759
Greg Framke
Involuntary Termination	$2,400,000	(3)	$237,277	$18,089	$2,655,366
CIC Termination	$4,800,000	(3)	$656,674	$36,178	$5,492,852
Death	$2,400,000	(4)	$656,674		$3,056,674
Nicholas Utton
Involuntary Termination	$2,000,000	(3)	$217,500	$15,267	$2,232,767
CIC Termination	$4,000,000	(3)	$601,947	$34,929	$4,636,876
Death	$2,000,000	(4)	$601,947	$—	$2,601,947

(1)	The value of any equity awards that would vest on each event is based on the market value of our stock, which was the closing price of $7.96 on December 31, 2011, less the applicable exercise price in the case of stock options.

(2)	Consists of continued medical coverage, assuming a cost of $1,667 per month for Mr. Freiberg, $976 per month for Messrs. Audette and Curcio, $1,507 per month for Mr. Framke, and $1,272 per month for Mr. Utton.

(3)	Represents one times (or two times for the CIC Termination) the sum of salary and target bonus, plus prorated bonus for the year of termination. Because payment of prorated bonus in this circumstance requires us to meet our target performance for the year (which we met for 2011) and termination on December 31, 2011, assumes payment of 100% of target.

(4)	Because this scenario presumes the triggering event occurred on December 31, 2011, the pro-rata value is 100% of the target bonus for 2011.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2011, regarding our equity compensation plans.

	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
	(in thousands, except price data)
Equity compensation plans approved by stockholders	4,680,054	$68.84	13,000,884
Equity compensation plans not approved by stockholders	—	$—	—

Total	4,680,054	$68.84	13,000,884

(1)	Includes stock options and RSUs, but not restricted shares.

(2)	Excludes RSUs, which have no exercise price.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management. Based on the above-mentioned review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis set forth in this Proxy Statement be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Ronald Fisher, Chair

Frederick Kanner, Member

Joseph Velli, Member

Compensation Committee Interlocks and Insider Participation

As discussed above, at various times during 2011, Ronald Fisher, Frederick Kanner, Cathleen Raffaeli, Lewis Randall and Joseph Velli served on the Compensation Committee. None of these individuals was at any time during 2011, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Policies and Procedures for Approval of Related Person Transactions

In April 2007, the Board formally adopted a Policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The policy is available, without charge, from our Corporate Secretary and made available on our website at investor.etrade.com in the “Corporate Governance” section.

Certain Relationships and Related Transactions

In 2007, Citadel became a principal stockholder and debt holder of the Company, signed a registration rights agreement with the Company and received the right to appoint a director to the Company’s Board, which right was exercised in 2009 when Kenneth C. Griffin, Founder and Chief Executive Officer of Citadel Investments LLC, became a director of the Company. Also in 2007, the Company and Citadel entered into an agreement pursuant to which the Company committed to route substantially all of its customer orders in exchange-listed options and 40% of its customer orders in Regulation NMS Securities to Citadel for order handling and execution through December 31, 2010. During 2011 entities controlled by Citadel paid the Company for order flow pursuant to at-will arrangements at negotiated rates that are subject to change at any time. In 2009, Citadel acquired newly-issued convertible debentures of the Company in exchange for corporate debt of the Company. In 2010 and 2011, Citadel sold shares of the Company’s common stock in registered underwritten transactions that the Company facilitated under the registration rights agreement. In connection with the 2011 secondary offering of Company Common Stock owned by Citadel, the Company and the trustee amended the indenture for the convertible debentures to permit temporary ownership by Citadel in excess of a conversion blocker in order to facilitate Citadel’s sale of shares to the underwriter in such transaction. The Company believes based on publicly available information that Citadel owns approximately 9.6% of the Company’s outstanding common stock and no debt securities.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings in which any director or executive officer is adverse to the Company. Certain lawsuits we are involved in are discussed under Note 21 of Item 8. Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 23, 2012 with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “SEC”). Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all required filings applicable to our directors, executive officers and owners of more than ten percent of our common stock were made and that such persons were in compliance with the Exchange Act requirements.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals intended to be included in the Company’s Proxy Statement for next year’s Annual Meeting of Stockholders no later than November 30, 2012. The proposal must be mailed to the Company’s principal offices, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. Such proposals may be included in next year’s Proxy Statement if they comply with certain rules and regulations promulgated by the SEC. Under the terms of the Company’s Bylaws, stockholders who intend to present an item of business at next year’s Annual Meeting of Stockholders other than those they wish to include in the Company’s proxy materials must provide notice of such business to the Corporate Secretary no earlier than October 31, 2012 and no later than November 30, 2012, as set forth more fully in the Company’s Bylaws.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, or the Exchange Act.

In accordance with its written charter as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2011, the Audit Committee met 13 times, and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release. The Audit Committee is entirely made up of independent directors as defined in applicable SEC and NASDAQ rules as well as the Company’s Corporate Governance Guidelines. These independent directors meet in executive session with the Company’s independent and internal auditors without management on at least a quarterly basis.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States of America, and standards of the PCAOB, including those described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2011, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Joseph L. Sclafani (Chair)
Frederick Kanner
Michael K. Parks
Donna L. Weaver
Stephen H. Willard

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2012.

This Proxy Statement and the Company’s Annual Report on Form 10-K are available at www.proxyvote.com.

FORM 10-K

On February 23, 2012, the Company filed an Annual Report on Form 10-K for the year ended December 31, 2011 with the Securities and Exchange Commission. Stockholders may obtain a copy of the Annual Report, as well as copies of this Proxy Statement and a proxy card, without charge on the Company’s website, by writing to the Corporate Secretary, at the Company’s principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, or ir@etrade.com, or by calling us at (646) 521-4340.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting of Stockholders other than those set forth herein and in the Notice accompanying this Proxy Statement.

Annex A

In the proposed Amendment to the Company Charter, Section (b) of Article SEVENTH will be amended and restated in its entirety and Section (c) of Article SEVENTH will be deleted in its entirety, each as shown below. In addition, Sections (d) and (e) of Article SEVENTH will be re-lettered to reflect the deletion of Section (c) of Article SEVENTH.

(b) Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, each Director elected at and after the annual meeting of stockholders of 2012 shall be elected for a term expiring at the next succeeding annual meeting of stockholders and until such Director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. For the avoidance of doubt, any Director elected prior to the annual meeting of stockholders of 2012 shall serve for the remainder of the term to which such Director was elected or until such Director’s earlier death, resignation or removal.

~~(c) In the event of any increase or decrease in the authorized number of Directors, (i) each Director then serving as such shall nevertheless continue as a Director of the class of which he or she is a member until the expiration of his or her current term, or his or her early resignation, removal from office or death, and (ii) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors so as to maintain such classes as nearly equally as possible.~~

A-1

Annex B

If “Proposal 1—Declassification of Company Board” is approved by the stockholders, Sections 2.02 and 2.03 of the Amended and Restated Bylaws of the Company will be amended and restated to read in their entirety as follows:

Section 2.02. Number; Election; Tenure and Qualification. Subject to amendment in accordance with Article FIFTH of the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than six or more than twelve. Except as otherwise provided in the Certificate of Incorporation, each Director elected shall hold office until the next annual meeting of stockholders and their successors shall be elected in accordance with Article SEVENTH of the Certificate of Incorporation. Directors need not be stockholders of the corporation.

Section 2.03. Vacancies. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, however, a vacancy created by the removal of a director by the vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum). Any director elected by the Board of Directors in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

B-1

E*TRADE FINANCIAL CORPORATION 1271 AVENUE OF THE AMERICAS 14TH FLOOR NEW YORK, NY 10020 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M43115-P21638 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E*TRADE FINANCIAL CORPORATION The Board of Directors recommends you vote FOR For Against Abstain the following: 1. To amend the Company’s Amended and Restated Certificate of Incorporation and declassify the Company’s Board of Directors The Board of Directors recommends you vote FOR For Against Abstain The Board of Directors recommends you vote FOR the following advisory proposal: the following: For Against Abstain 3. To approve the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2012 Annual Meeting 2. Election of Directors: 2a. Rodger A. Lawson 2b. Frank J. Petrilli The Board of Directors recommends you vote FOR the following: For Against Abstain 2c. Rebecca Saeger 4. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012 2d. Joseph L. Sclafani 2e. Stephen H. Willard For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M43116-P21638 E*TRADE FINANCIAL CORPORATION Annual Meeting of Stockholders May 10, 2012 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Steven J. Freiberg and Karl A. Roessner, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as directed on the reverse side of this card, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on March 12, 2012 at the Annual Meeting of Stockholders of E*TRADE Financial Corporation to be held May 10, 2012, or at any postponement or adjournment thereof. If no such directions are made, this proxy will be voted as recommended by our Board of Directors. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side